Exhibit 10.7

MARKETING AND CUSTOMER REFERRAL AGREEMENT

BY AND BETWEEN

CASH AMERICA INTERNATIONAL, INC.

AND

ENOVA INTERNATIONAL, INC.

Dated as of                     , 2012

MARKETING AND CUSTOMER REFERRAL AGREEMENT

THIS MARKETING AND CUSTOMER REFERRAL AGREEMENT (this “Agreement”) is executed to be effective as of                 , 2012 (the “Effective Date”), by and between CASH AMERICA INTERNATIONAL, INC. a Texas corporation (“Parent”), and ENOVA INTERNATIONAL, INC., a Delaware corporation (“Enova International”). Cash America and Enova International may be collectively referred to as the “parties,” and individually as a “party.”

RECITALS

WHEREAS, Parent is the direct and/or indirect holder of all of the equity interests in Enova International;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Enova International have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), and the other Transaction Agreements (as defined in the Separation Agreement);

WHEREAS, promptly following the execution of this Agreement and the other Transaction Agreements, Enova International will undertake an initial public offering (the “IPO”) of a portion of its common stock (the “Enova Common Stock”);

WHEREAS, immediately following consummation of the IPO, Parent will own at least 50% of the Enova Common Stock;

WHEREAS, as of the date hereof it is the intention, but not the obligation, of Parent and Enova International to sell or issue, as applicable, additional shares of Enova Common Stock at an undetermined future date or dates in one or more transactions such that Parent would thereafter own less than 50% of the Enova Common Stock;

WHEREAS, Parent and its subsidiaries and affiliates (excluding Enova International and its subsidiaries) is in the business of providing consumer financial products and services in its store-front retail locations throughout the United States;

WHEREAS, Enova International and its subsidiaries (collectively, “Enova”) is in the business of originating and arranging short-term consumer loans via the Internet through the use of the electronic, publicly available websites at the specific URLs used to identify the Enova websites and any website owned, controlled, or utilized by Enova for the purpose of originating or arranging consumer loans (and any successor URLs selected by Enova) containing the functionality to originate or arrange consumer loans by Enova (the “Enova Websites”);

WHEREAS, Enova has developed, operates and maintains a real-time, host-based loan management processing software system and call center providing the means and/or facilities for processing prospective customer loan applications, originating or arranging consumer loans, as well as funding, servicing and collecting such loans (collectively the “Enova System”);

WHEREAS, Enova currently markets, originates and/or arranges consumer loan products including deferred presentment transactions, “payday” loans, installment loans, line of credit advances and other financial products offered through the Enova Websites (such financial products collectively referred to as the “Loans”) and manages the origination, funding, servicing and collection of these loans through the Enova System;

WHEREAS, Parent and its subsidiaries other than Enova (collectively, “Cash America”) and Enova currently have an informal agreement for the payment of referral fees and commissions similar to the structure set forth in this Agreement, and the parties desire to continue this marketing and referral arrangement after the IPO; and

WHEREAS, the purpose of this Agreement is to set forth the relationship and structure between Cash America and Enova, after the closing of the IPO, for their marketing and customer referral arrangement.

NOW, THEREFORE, in consideration of the covenants contained herein, Parent, on behalf of itself and its subsidiaries other than Enova, and Enova International, on behalf of itself and its subsidiaries, agree to the following terms and conditions that apply to the referral of, and payment for the referral of, customers or applicants:

1. Customer Referral Agreement. Pursuant to the terms and conditions of this Agreement, the parties agree that Enova shall pay Cash America certain fees and commissions, as set forth in Section 5 of this Agreement, in consideration for Cash America referring individual customers or applicants (the “Customers”) to Enova using the following referral methods:

(a) Lead Referrals. Cash America shall have the right to create and maintain a hyperlink from any website owned and controlled by Cash America (“Cash America Website”) to an Enova Website to allow potential Customers to click-through to an Enova Website for the purpose of originating or arranging a consumer loan. Cash America shall, at its own cost and expense, provide all Internet connections, equipment, operating systems, and software required for Cash America to use an Enova Website as set forth in this Agreement in accordance with the technical requirements of an Enova Website provided by Enova. Cash America and any person or entity under Cash America’s control shall comply at all times with the terms of use of Enova and any acceptable use policy of any third-party service provider provided by Enova to Cash America in writing with respect to an Enova Website in connection with its use of an Enova Website as set forth in this Agreement. Cash America shall not, and shall not permit any person under Cash America’s control to make derivative works of an Enova Website; reverse engineer, reverse assemble, decompile or otherwise attempt to derive source code from an Enova Website; use or allow the use of an Enova Website in contravention of any applicable law; introduce into an Enova Website any virus or other code or routine intended to damage or disrupt an Enova Website; use an Enova Website by means of “framing,” “deeplinking,” “robots,” “bots,” “spiders,” “datamining,” “scraping,” or any other similar automated method except as expressly permitted in this Agreement; or otherwise act in a fraudulent, malicious, or negligent manner when using an Enova Website. For the purposes of this Agreement, each customer provided to an Enova Website through a link on the Cash America Website to whom Enova subsequently originates or arranges a consumer loan that is ultimately funded to the consumer shall be referred to individually as a “Lead Referral” and collectively as the “Lead Referrals.”

(b) Coupon Referrals. Cash America shall also have the right to provide coupons to Customers for the purpose of advertising online consumer loans originated or arranged by Enova via an Enova Website and any such Customers that obtain a Loan through an Enova Website as a result of the foregoing are referred to herein individually as a “Coupon Referral” and collectively as the “Coupon Referrals.” The Customer coupons shall contain a unique code to be provided by Enova, which will identify the particular referring Cash America location. Subject to Enova’s right to approve any such marketing materials, as set forth below, the Customer coupon will be designed by Cash America to promote and market an Enova Website to Customers and prospective customers in the United States. Cash America shall make all decisions relating to the distribution and promotion of the Customer coupons.

2. Term. The term of this Agreement will begin as of the Effective Date and will continue thereafter for a period of two years (the “Term”). This Agreement shall automatically renew for additional one-year renewal terms following the expiration of the Term or any renewal thereof, unless a party hereto provides the other party hereto with written notification of its intention not to renew this Agreement at least 60 days prior to the end of the Term or any renewal term, as the case may be, or unless this Agreement is terminated in accordance with the provisions set forth in Section 7.

3. Representations and Warranties. Cash America represents and warrants to Enova that it has all licenses, permits, consents and approvals required to be obtained by it from any regulatory agency exercising its authority over Cash America in order for it to lawfully conduct its business, to perform its obligations hereunder and to receive the rights and benefits available to it hereunder except to the extent the failure to have any of the foregoing could not, singly or in the aggregate, reasonably be expected to have a material adverse effect on Cash America. Enova represents and warrants to Cash America that it has all licenses, permits, consents and approvals required to be obtained by it from any regulatory agency exercising its authority over Enova in order for it to lawfully conduct its business, to perform its obligations hereunder and to receive the rights and benefits available to it hereunder except to the extent the failure to have any of the foregoing could not, singly or in the aggregate, reasonably be expected to have a material adverse effect on Enova.

4. Covenants.

(a) Enova Covenants.

(i) Enova agrees to provide the Monthly Report (as defined in Section 5(c)) to Cash America detailing all loan activity to any Enova customer who was referred to Enova pursuant to this Agreement (“Referral”).

(ii) For all Loans originated or arranged by Enova pursuant to this Agreement, Enova shall be responsible for collecting the debt as represented by each of the Customer loan agreements. Further, Enova shall develop and employ a comprehensive collections strategy to facilitate same, which can include placement of the debt with third-party collections agencies or sale of the debt to third-party buyers.

(iii) Enova agrees that it will obtain and maintain any and all licenses, registrations, or authorizations that are or may be required by any federal, state, or local regulatory agency with authority over Enova for the origination or arrangement of consumer loans.

(iv) Enova will comply with all federal, state and local statutes, codes, ordinances, laws, regulations, rules, orders and decrees, including those of any governmental agencies that exercise authority over Enova to the extent the same are applicable to Enova’s rights or obligations under, or performance of, this Agreement.

(v) Enova will maintain functionality within the Enova System to accurately track, and report to Cash America, all incoming Lead Referrals and Coupon Referrals at all times during the Term of this Agreement (and any renewal term) and to accurately track Net Revenue (as defined below) generated by all Coupon Referrals until such time as Enova is no longer obligated to pay Cash America Referral Commissions applicable to such Customer, as provided below.

(b) Cash America Covenants.

(i) Cash America will deliver Lead Referrals to Enova by such means as mutually agreed to by the parties. Cash America shall determine in its sole discretion which Customers will be delivered to Enova in order for the Customer to be offered a Loan, or the arrangement of a Loan, by Enova pursuant to this Agreement.

(ii) Cash America will consult with Enova in the development of any advertising artwork and promotional copy that specifically markets the Loans offered or arranged by Enova (collectively, “advertising materials”). Prior to using any advertising materials, Cash America shall submit the same to Enova for approval and Enova shall approve the same within five (5) business days following receipt thereof from Cash America. If Enova does not approve or disapprove the same by notifying Cash America thereof in writing within such five (5) business day period, such advertising materials shall be deemed approved by Enova; provided, however, if Enova timely disapproves any such advertising materials, the parties hereto shall promptly and diligently work together to develop a mutually agreed upon form of such advertising materials. Enova hereby agrees and acknowledges that any advertising materials in use by Cash America on or prior to the date hereof are approved advertising materials. Enova agrees to waive all rights of attribution and integrity, and all other common-law and statutory rights relating to the advertising materials.

(iii) Cash America agrees that it will obtain and maintain any and all licenses, registrations, or authorizations that are or may be required by any federal, state, or local regulatory agency with authority over Cash America related to its referral of customers to Enova.

(iv) Cash America will comply with all federal, state and local statutes, codes, ordinances, laws, regulations, rules, orders and decrees, including those of any governmental agencies that exercise authority over Cash America, to the extent the same are applicable to any of Cash America’s rights or obligations under, or performance of, this Agreement.

5. Consideration. Enova agrees to pay Cash America the following fees and commissions in consideration of the customer referrals as referenced in Section 1 of this Agreement:

(a) Referral Fee. In consideration for Lead Referrals, Enova agrees to pay Cash America a per lead referral fee in the amount of $150.00 for each Lead Referral provided by Cash America to Enova (collectively, the “Referral Fees”).

(b) Referral Commission. In consideration for each Coupon Referral from a Cash America location utilizing a unique Enova coupon code, Enova agrees to pay Cash America a referral commission for each Coupon Referral in an amount equal to fifty percent (50%) of the Net Revenue (as defined herein) from each such Customer (the “Referral Commission”). For the purposes of calculating the Referral Commission, the “Net Revenue” shall be defined as gross loan fees and interest received from a Customer minus any unrecovered principal, interest, or fees. For purposes of this calculation, once a Coupon Referral has been referred to Enova pursuant to this Agreement, Enova shall continue to pay a Referral Commission throughout the life of Enova’s customer relationship with such Customer, with the life of Enova’s customer relationship of any particular Customer being deemed to have ended only at such time as such Customer has had no amount outstanding under any Loan for a period of eighteen (18) consecutive months; provided, however, for purposes of this Section in no event shall the life of Enova’s customer relationship with any particular Customer be deemed to extend beyond the end of the 24th month following the termination of this Agreement, as more particularly described in Section 7(b) below.

(c) Settlement. On or before the 15th business day of each month, Enova shall provide an electronic statement of accounting with transactional level details that provides the necessary support for the calculation of Referral Fees, Referral Commissions and Net Revenue applicable to each Customer, as well as any other recovery of revenue for any other prior period (the “Monthly Report”). On or before the 19th business day of each month, Enova shall remit payment of the amount of Referral Fees and Referral Commissions as shown on the Monthly Report that is due and owing to Cash America for the prior month via an ACH credit to an account designated by Cash America. If Cash America disagrees with the amount shown as due and owing to Cash America on any Monthly Report, Cash America shall notify Enova thereof in writing and the parties will work together to resolve such dispute in accordance with this Agreement; provided, however, Enova shall be obligated to pay any amount not in dispute when the same is first due and payable.

6. Confidentiality. Enova and Cash America each acknowledge and agree that the terms of Section 6.9 of the Separation Agreement shall apply to Information made available or disclosed by one party to the other in connection with this Agreement. For the avoidance of doubt, it is hereby agreed that Enova and its subsidiaries and affiliates are referred to as ‘Enova’ and the ‘Enova Group,’ respectively, under the Separation Agreement and Cash America and its subsidiaries and affiliates are referred to as ‘Parent’ and the ‘Parent Group,’ respectively, under the Separation Agreement.

7. Termination.

(a) Either party may terminate this Agreement: (i) at any time upon written notice to the other party if the other party breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the breach; or (ii) for any reason upon thirty (30) days’ written notice to the other party. In the event of a termination by one party as a result of the other party’s breach of this Agreement, the non-defaulting party shall have all rights and remedies available to such party at law or in equity.

(b) In the event this Agreement is terminated for any reason hereunder, Enova shall compensate Cash America for (i) Lead Referrals Cash America delivers to Enova through the date of termination, and (ii) all Referral Commissions applicable to all Coupon Referrals Cash America delivers to Enova through the date of termination until the earlier to occur of (x) the end of Enova’s customer relationship with such Customer as provided in Section 5(b) above, or (y) the end of the 24th month following the termination date of this Agreement and during this period, Enova shall continue to provide Cash America with the Monthly Reports described in Section 5(c) and continue to pay Cash America the Referral Commissions applicable to all such Coupon Referrals, as set forth in Section 5(b).

8. Indemnification. The parties agrees to be responsible for their own actions, and each party agrees to indemnify, defend and hold harmless the other party and such other party’s directors, officers, employees and agents for, from and against all claims and losses of any type, including reasonable attorneys’ fees, in connection with, in whole or in part: (i) any negligent act or omission by, or any willful misconduct on the part of, the indemnifying party; or (ii) the indemnifying party’s failure to comply with any applicable federal, state, or local law or any breach of this Agreement by the indemnifying party.

9. Audit Rights. Cash America shall, during the Term and until the later of (i) three (3) years after any termination of this Agreement, or (ii) such date on which all amounts due and owing by Enova to Cash America pursuant to this Agreement have been paid in full, have the right to audit and inspect Enova’s books and records relating in any manner to the terms, conditions and performance of this Agreement. Enova shall, during the Term have the right to audit and inspect Cash America’s books and records, policies and procedures and marketing activities as they relate to the terms, conditions and performance of this Agreement by Cash America.

10. Intellectual Property. Nothing in this Agreement constitutes an agreement by a party to assign or otherwise convey title to any of its intellectual property rights to the other party. As between the parties, each party will retain full ownership of and title to all intellectual property rights and related goodwill, in its respective URL addresses, domain names, equipment, materials, hardware, software designs, works of authorship, inventions and other items provided by such party in connection with this Agreement. The parties also agree that any intellectual property created solely by a party as a part of this Agreement shall be the sole and exclusive property of the creating party.

11. Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, SHALL EITHER PARTY HEREUNDER BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED OR SUFFERED BY THE OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST REVENUE, LOSS OF INCOME, OR LOSS OF BUSINESS ADVANTAGE, EVEN IF THE PARTY SUFFERING SUCH DAMAGES, OR AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director, shareholder or third party lender or service provider of a party) other than the parties.

13. Assignment. Except as set forth herein, neither party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which consent may be granted or withheld in such other party’s sole discretion; provided, however, that the foregoing shall in no way restrict the performance of any of the terms or conditions of this Agreement by an affiliate or subsidiary of a party hereto to the extent the same is consistent with the intent of this Agreement.

14. Entire Agreement. This Agreement and the Separation Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof. To the extent any portion of this Agreement conflicts, or is inconsistent, with any other Transaction Agreement, this Agreement shall control; provided, however, that if there are any conflicting or inconsistent provisions in the Separation Agreement, the Separation Agreement shall control.

15. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

If to Enova to:

Enova International, Inc.

200 W. Jackson Blvd., Suite 2400

Chicago, IL 60606

Fax No.: (312) 212-1657

Attention: General Counsel

If to Cash America to:

Cash America International, Inc.

1600 W. 7th Street, 9th Floor

Fort Worth, TX 76102

Fax No.: (817) 570-1647

Attention: General Counsel

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

16. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Texas, excluding its conflicts of law rules.

17. Severability. If any term or other provision of this Agreement shall be determined by a court, governmental authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

18. Amendment. This Agreement may only be amended by a written agreement executed by both parties.

19. Guarantees . Enova International, Inc. will cause to be performed and hereby guarantees the performance of any and all actions of each of its affiliates and subsidiaries to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement. Cash America International, Inc. will cause to be performed and hereby guarantees the performance of any and all actions of each of its affiliates and subsidiaries to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. Any signature affixed to this Agreement by a party hereto may be delivered by such party to the other party via electronic or facsimile transmission and any party’s signature affixed to this Agreement that is delivered to the other party via an electronic or facsimile transmission shall be treated as an original signature to this Agreement and will constitute an original counterpart of this Agreement.

21. Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

22. Binding Effect. This Agreement binds and benefits the parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity hereunder, there are no third party beneficiaries having rights under or with respect to this Agreement.

23. Waiver. A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

24. Dispute Resolution. All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled in accordance with the provisions of Article V of the Separation Agreement.

25. Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties.

26. Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

27. Survival. The parties agree that the provisions of this Agreement that by their terms or nature are intended to survive the termination of this Agreement shall survive such termination.

28. Effect if IPO Does Not Occur. If the IPO is terminated pursuant to the Underwriting Agreement (as defined in the Separation Agreement), then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO Effective Date, or otherwise in connection with the IPO, will not be taken or occur except to the extent specifically agreed otherwise by the parties hereto.

29. No Publicity. Neither party shall (a) use the other party’s trademarks, logo or name in connection with any advertising materials, or (b) issue a press release announcing the parties’ business relationship, without the prior, written consent of the other party as to the context and content of such materials or press release. Each party shall have the right to terminate its consent at any time and for any reason by providing written notice to the other party.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

CASH AMERICA:

CASH AMERICA INTERNATIONAL, INC., a Texas corporation

By:
Printed Name:
Title:

ENOVA:

ENOVA INTERNATIONAL, INC., a Delaware corporation

By:
Printed Name:
Title: